Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [*] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXCHANGE AGREEMENT

This Exchange Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of August 11, 2025, by and between LivePerson, Inc., a Delaware corporation (the “Company”), and each of the holders listed on Schedule A attached hereto (collectively, the “Noteholders” and each, a “Noteholder”). The Company and the Noteholders are collectively referred to herein as the “Parties” and individually as a “Party” as the context may require.

RECITALS

WHEREAS, reference is made to that certain Indenture, dated as of December 4, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Indenture”), by and between the Company, as issuer thereunder, and U.S. Bank Trust Company, National Association (formerly U.S. Bank National Association), as trustee (the “Existing Trustee”), pursuant to which the Company issued $517,500,000 aggregate principal amount of 0% Convertible Senior Notes due 2026 (the “Existing Notes”);

WHEREAS, the Noteholders, severally and not jointly, and the Company have agreed to undertake certain transactions (the “Transactions”) with respect to the Company’s capital structure on the terms set forth in this Agreement and the term sheet attached as Exhibit A hereto (together with its annexes, the “Transaction Term Sheet”);

WHEREAS, on the Closing Date (as defined below), on the terms and subject to the conditions set forth herein, the Company and the Noteholders desire to exchange (the “Exchange”) $341,079,000 aggregate principal amount of the Existing Notes held by the Noteholders (the “Noteholders’ Notes”) for (i) an aggregate amount of cash equal to $45,000,000 (the “Cash Consideration”), (ii) $115,000,000 aggregate principal amount of the Company’s Second Lien Senior Subordinated Secured Notes due 2029 to be issued pursuant to the New Secured Notes Indenture (as defined below) (the “New Secured Notes”), (iii) shares of the Company’s common stock (the “Common Equity Shares”), $0.001 par value per share (“Common Stock”), and (iv) shares (the “Preferred Equity Shares”, and together with the New Secured Notes and the Common Equity Shares, the “New Securities”) of Series B Fixed Rate Convertible Perpetual Preferred Stock (the “Series B Preferred Stock”), as further described in and in accordance with the Transaction Term Sheet (collectively, the consideration in clauses (i) through (iv), the “Consideration”);

WHEREAS, on the Closing Date, on the terms and subject to the conditions set forth herein, each Noteholder shall receive its pro rata share of the Consideration in the percentage set forth opposite its name on Schedule A attached hereto (the “Pro Rata Percentage”), representing the percentage of Notes held by such Noteholder over the total amount of Noteholders’ Notes;

WHEREAS, on the Closing Date, the Company shall issue no less than an aggregate 51,188,165 Common Equity Shares to the Noteholders and the sum of the aggregate (i) Common Equity Shares plus (ii) the shares of Common Stock into which the Preferred Equity Shares are convertible (the “Conversion Shares”) will equal 39.0% of the fully-diluted outstanding Common Stock on the Closing Date (the “Aggregate Equity Amount”); for purposes of this Agreement, “fully-diluted” shall include the total number of shares of Common Stock outstanding on the Closing Date, assuming the full vesting and exercise of all outstanding equity awards and options under the Company’s statutory and non-statutory incentive plans (but excluding out-of-the-money options) as well as the exercise of that certain Warrant to Purchase Common Stock, dated June 3, 2024, issued to Lynrock Lake Master Fund LP (the “Share-Settled Warrant”) (inclusive of the anti-dilution adjustment to the Share-Settled Warrant resulting from the issuance of Common Equity Shares and Conversion Shares pursuant to the Exchange));

WHEREAS, the New Secured Notes will be issued pursuant to an indenture to be entered into on the Closing Date (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “New Secured Notes Indenture”) by and among the Company, as issuer, the subsidiary guarantors from time to time party thereto (the “Subsidiary Guarantors”), U.S. Bank Trust Company, National Association, or other trustee reasonably acceptable to the Company and the Required Noteholders (as defined below), as trustee (the “Trustee”), and U.S. Bank Trust Company, National Association, or other agent reasonably acceptable to the Company and the Required Noteholders, as collateral agent (the “Collateral Agent”);

WHEREAS, the New Secured Notes will be secured by a second-priority lien on substantially all assets (other than certain excluded assets mutually acceptable to the Company and the Required Noteholders) of the Company and the Subsidiary Guarantors; subject to permitted liens, including control agreements over deposit accounts (other than excluded accounts mutually acceptable to the Company and the Required Noteholder) pursuant to the Security Agreement (as defined below) and the other security documents that the Company and the Subsidiary Guarantors are to execute in connection with the issuance of the New Secured Notes (collectively, the “Security Documents”);

WHEREAS, the payment by the Company of all amounts due in respect of the New Secured Notes and the performance of the Company under the New Secured Notes Indenture will be initially guaranteed by each of the Subsidiary Guarantors (as defined in the 2029 Notes Indenture (as defined below));

WHEREAS, the New Secured Notes will constitute “Junior Indebtedness” as that term is defined under that certain Indenture, dated as of June 3, 2024, governing the Company’s First Lien Convertible Notes due 2029 (the “2029 Notes,” and such Indenture, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “2029 Notes Indenture”), and pursuant to the provisions of the 2029 Notes Indenture relating thereto, the Company, U.S. Bank Trust Company, National Association, as Senior Representative (as to be defined therein) for the holders of the 2029 Notes, and U.S. Bank Trust Company, National Association, as representative of the holders of the New Secured Notes, shall enter into an Intercreditor Agreement in a form reasonably agreed to by the parties thereto and containing terms substantially consistent with the Transaction Term Sheet (the “Intercreditor Agreement”);

WHEREAS, the New Secured Notes will be delivered to the Noteholders through the facilities of The Depository Trust Company (“DTC”);

WHEREAS, in connection with the Exchange, the Company will file with the Secretary of State of the State of Delaware a Certificate of Designations (the “Certificate of Designations”) setting forth the designations, powers, preferences and relative rights, and the qualifications, limitations and restrictions thereof, of the Series B Preferred Stock in form and substance satisfactory to three or more unaffiliated Noteholders holding 50.01% or greater of the Existing Notes held by the Noteholders (the “Required Noteholders”); and

WHEREAS, in connection with the Exchange, the Company and the Noteholders will enter into a registration rights agreement (the “Registration Rights Agreement” and, together with this Agreement, the New Secured Notes, the New Secured Notes Indenture, the Intercreditor Agreement, the Security Documents, the Certificate of Designations and the Registration Rights Agreement, the “Transaction Documents”).1

NOW, THEREFORE, in consideration of the conditions and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Noteholders, severally and not jointly, and the Company hereby agree as follows:

Article I

EXCHANGE

Section 1.1 Exchange of the Existing Notes. On the terms and subject to the satisfaction of the conditions set forth in this Agreement, (A) each of the Noteholders hereby agrees, severally and not jointly, to exchange at the Closing (as defined below) the principal amount of Existing Notes set forth opposite its name on Schedule A attached hereto in consideration for such Noteholder’s Pro Rata Percentage of (i) the Cash Consideration, (ii) the New Secured Notes, (iii) the Common Equity Shares and (iv) the Preferred Equity Shares, and (B) the Company hereby agrees, at the Closing, to accept such Noteholders’ Existing Notes for exchange and to pay and deliver to such Noteholder such Noteholder’s Pro Rata Percentage of (i) the Cash Consideration, (ii) the New Secured Notes, (iii) the Common Equity Shares and (iv) the Preferred Equity Shares.

Section 1.2 Closing. The closing of the Exchange (the “Closing”) is anticipated to take place after the satisfaction or waiver by the applicable Party of the conditions set forth in Section 1.4 below, at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Company, or on such other date or dates and at such other place as the Parties may agree in writing (the “Closing Date”). To the extent the Noteholders Delivery (as defined below) is delayed as a result of procedures and mechanics of DTC or any of the Noteholders’ brokers, custodians or other nominees or other events beyond the Noteholders’ control, such delay will not be a breach of this

[1]

For the avoidance of doubt, each of the Transaction Documents shall be substantially consistent with the Transaction Term Sheet and in form and substance acceptable to the Company and the Required Noteholders.

Agreement so long as the Noteholders are using commercially reasonable efforts to effect the Noteholders Delivery. Effective following the Closing, the Company shall instruct the Existing Trustee to cancel all Existing Notes delivered in the Exchange and to deliver or cause to be delivered to the Existing Trustee all associated documentation required to cancel such Existing Notes under the Existing Indenture. Within five (5) days of execution of this Agreement, each Noteholder shall deliver to the Company such Noteholder’s instructions in the form of Exhibit B attached hereto (the “Exchanging Noteholder Instructions”).

Section 1.3 Closing Deliverables.

(a) Company Deliverables. At the Closing, on the terms and subject to the satisfaction of the conditions set forth in this Agreement, the Company shall:

(i) pay to each Noteholder, by wire transfer of immediately available funds to such Noteholder’s account set forth in the Exchanging Noteholder Instructions, such Noteholder’s Pro Rata Percentage of the Cash Consideration.

(ii) deliver to each Noteholder such Noteholder’s Pro Rata Percentage of the New Secured Notes through the one-sided Deposit/Withdrawal at Custodian in accordance with the procedures of DTC to the DTC Participant(s) specified in such Noteholders’ Exchanging Noteholder Instructions;

(iii) deliver to each Noteholder such Noteholder’s Pro Rata Percentage of the Common Equity Shares in book-entry form through the Direct Registry System maintained by the Company’s transfer agent;

(iv) deliver to each Noteholder such Noteholder’s Pro Rata Percentage of the Preferred Equity Shares in book-entry form through the register of the Series B Preferred Stock maintained by the Company;

(v) deliver to the Noteholders a written opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to the Company, addressed to the Noteholders and dated as of the Closing Date, in form and substance satisfactory to the Required Noteholders;

(vi) deliver to the Noteholders executed counterparts of each of the Transaction Documents to which it or the Company Parties (as defined below) are a party, as well as executed counterparts of each of the Transaction Documents from the other parties thereto (other than the Noteholder parties), each in form and substance satisfactory to the Required Noteholders;

(vii) deliver to the Noteholders all definitive documentation in respect of the New Secured Notes in accordance with the Documentation Principles (as defined in the Transaction Term Sheet) and in form and substance satisfactory to the Required Noteholders, including:

A. from the Company and the Grantors party thereto, the U.S. Security Agreement (the “Security Agreement”), in form and substance consistent with the applicable terms of the Transaction Term Sheet and otherwise satisfactory to the Company and the Required Noteholders, and each other Security Document (as defined in the Security Agreement) duly executed and delivered as of the Closing Date on behalf of such person; and

B. all documents and instruments, including Uniform Commercial Code financing statements, reasonably requested by the Required Noteholders to be filed, registered or recorded to perfect the liens intended to be created by any Security Document to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Noteholders for filing, registration or recording and none of the Collateral (as defined in the Security Agreement) shall be subject to any other pledges, security interests or mortgages, except for liens or other security interests permitted under the New Secured Notes Indenture;

(viii) deliver to the Noteholders an executed counterpart of the mutual release, dated as of the closing Date, in form and substance satisfactory to the Company and the Required Noteholders;

(ix) pay all reasonable and documented out-of-pocket fees and expenses of the Noteholders for which invoices have been presented (including the reasonable and documented fees and expenses of Gibson, Dunn & Crutcher LLP as legal counsel for the Noteholders and Houlihan Lokey Capital, Inc. as financial advisor for the Noteholders);

(x) deliver a certificate of a responsible officer of the Company certifying that, since March 31, 2025, there shall not have occurred and be continuing any Company Material Adverse Effect;

(xi) deliver a certificate in form and substance reasonably acceptable to the Required Noteholders attesting the Company and its subsidiaries on a consolidated basis, taken as a whole, is Solvent (as defined below) on the Closing Date after giving effect to the Transactions, from the Company’s chief financial officer or other officer with equivalent duties;

(xii) deliver a certificate of each of the Company, the Subsidiary Guarantors, and each other grantor party to the Security Agreement (collectively, the “Company Parties” and each, a “Company Party”), dated as of the Closing Date and executed by the Secretary (or other senior officer) of each Company Party with appropriate insertions and attachments, including:

A. a copy of the certificate of formation or incorporation, as applicable, including all amendments thereto, of each Company Party, in each case certified by such Company Party’s jurisdiction of formation as of a recent date;

B. a copy of the bylaws or limited liability company agreement, as applicable, of each Company Party;

C. the relevant board (and/or, if applicable, shareholders’) resolutions or written consents of each Company Party adopted by such Company Party for the purposes of authorizing the execution, delivery and performance, as applicable, of the Transaction Documents;

D. a certificate of each representative of each Company Party authorized to execute the Transaction Documents on behalf of such Company Party as to the names, titles, incumbency and specimen signature of each representative executing the Transaction Documents; and

E. a long-form certificate as to the good standing of the Company, dated as of the Closing Date and inclusive of the Certificate of Designations, from the Secretary of State of the State of Delaware, and, if applicable, certificates of foreign qualification for the Company from each jurisdiction where the failure to be qualified or in good standing could reasonably be expected to have a Company Material Adverse Effect;

F. a long-form certificate as to the good standing of each Company Party (other than the Company which is covered in E above) (in jurisdictions where such concept applies) as of not more than thirty (30) days prior to the Closing Date from such Secretary of State, and, if applicable, certificates of foreign qualification for each Company Party (other than the Company which is covered in E above) from each jurisdiction where the failure to be qualified or in good standing could reasonably be expected to have a Company Material Adverse Effect; and

(xiii) deliver a certificate of an officer of the Company, certifying that the conditions precedent set forth in Section 1.4(b) below are satisfied as of the Closing Date.

(b) Noteholder Deliverables. At the Closing, on the terms and subject to the satisfaction of the conditions set forth in this Agreement, each Noteholder shall:

(i) instruct such Noteholder’s DTC Participant(s) to surrender, transfer and deliver to the Existing Trustee for cancellation such Noteholders’ Existing Notes as set forth on Schedule A attached hereto (the “Noteholders Delivery”) in accordance with the terms of the Existing Indenture through the one-sided Deposit/Withdrawal at Custodian in accordance with the procedures of DTC (and the Company shall promptly effect such cancellation) following the Closing, together with all right, title and interest to the Noteholders’ Existing Notes, from the DTC Participant(s) specified in such Noteholder’s Exchanging Noteholder Instructions; and

(ii) deliver to the Company executed counterparts of each Transaction Document to which it is a party.

Section 1.4 Conditions to the Closing.

(a) Obligations of Each Party. The obligation of each Party to consummate the Transactions at the Closing is subject to the satisfaction, or waiver in writing by the Company and the Required Noteholders, at or prior to the Closing of the following conditions:

(i) the Common Equity Shares shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance and any other regulatory or governmental approval required to consummate the Transactions shall have been obtained by the Company; and

(ii) the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Company or any Noteholder (a “Governmental Authority”) of competent jurisdiction shall not have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and precludes consummation of the Transactions. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

(b) Obligations of the Noteholders. The obligation of the Noteholders hereunder to consummate the Transactions at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions; provided, that these conditions are for the Noteholders’ sole benefit and may be waived by the Required Noteholders at any time in their sole discretion by providing the Company with prior written notice thereof:

(i) Company Delivery. The Company and its subsidiaries shall have delivered or paid, or have caused to be delivered or paid as applicable, to the Noteholders, in accordance with Section 1.3(a) hereof, each of the items required to be delivered or paid by the Company or any of its subsidiaries pursuant to Section 1.3(a), in each case, in form and substance satisfactory to the Required Noteholders.

(ii) Representations and Warranties; No Default. (A) The Specified Representations shall be true and correct, in the case of representations and warranties which are qualified as to materiality, and true and correct in all material respects, in the case of representations and warranties that are not so qualified and (B) no breach, default or event of default shall have occurred and be continuing under this Agreement, the Existing Indenture or the 2029 Notes Indenture.

“Specified Representations” means the representations and warranties set forth in (i) Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(d), Section 3.1(e), Section 3.1(f), Section 3.1(g)(C), Section 3.1(h), Section 3.1(p)(A), Section 3.1(q), Section 3.1(r), Section 3.1(s), Section 3.1(t), Section 3.1(u), Section 3.1(v), and Section 3.1(x), Section 3.1(z), Section 3.1(aa) of this Agreement and (ii) any representations and warranties in the New Secured Notes Indenture relating to the creation, validity and perfection of security interests granted by any Company Party in the Collateral (with exceptions reasonably acceptable to the Required Noteholders).

(iii) Certificate of Designation. The Company shall have filed with the Secretary of State of the State of Delaware, and the Secretary of State of the State of Delaware shall have accepted, the Certificate of Designations in form and substance satisfactory to the Required Noteholders.

(iv) Company Covenants. The Company shall have performed or complied with, in all material respects, its covenants required to be performed or complied with as of the Closing under this Agreement.

(c) Obligations of the Company. The obligation of the Company hereunder to consummate the Transactions at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions; provided, that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Noteholders with prior written notice thereof:

(i) Noteholder Delivery. Each Noteholder shall have delivered to the Company, in accordance with Section 1.3(b) hereof, each of the items required to be delivered by such Noteholder pursuant to Section 1.3(b).

(ii) Representations and Warranties. The representations and warranties of the Noteholders contained in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.8 and 2.13 of Article II hereof are true and correct, in the case of representations and warranties which are qualified as to materiality, and true and correct in all material respects, in the case of representations and warranties that are not so qualified.

(iii) Noteholder Covenants. Each Noteholder shall have performed or complied with, in all material respects, its covenants required to be performed or complied with as of Closing under this Agreement.

(iv) For the avoidance of doubt and notwithstanding the several and not joint obligations of the Noteholders pursuant to this Agreement, the Company shall not be required to consummate the Transactions if any of the conditions under this Section 1.4(c) are not satisfied on or prior to Closing with respect to any Noteholder; provided, that to the extent the Noteholders Delivery is delayed as a result of procedures and mechanics of DTC, the Noteholders’ brokers, custodians or other nominees or other events beyond the Noteholders’ control, such delay will not be a breach of this Agreement so long as the Noteholders are using commercially reasonable efforts to effect the Noteholders Delivery.

Article II

REPRESENTATIONS AND WARRANTIES OF THE NOTEHOLDER

Each Noteholder hereby, severally and not jointly, makes the following representations and warranties (i) as of the date hereof and (ii) solely in the case of the representations and warranties in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.8 and 2.13 as of the Closing Date:

Section 2.1 Organization; Requisite Authority. The Noteholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing would not individually or in the aggregate have a material adverse effect on the ability of the Noteholder to perform its obligations under this Agreement (“Noteholder Material Adverse Effect”). The Noteholder possesses all requisite power and authority necessary to consummate the Transactions contemplated by this Agreement, including the transfer of its Existing Notes to the Company.

Section 2.2 Authorization. The execution, delivery and performance of the Transaction Documents to which the Noteholder is a party, have been duly authorized by the Noteholder. Each Transaction Document, when executed and delivered by the Noteholder in accordance with the terms hereof, shall constitute a valid and binding obligation of such Noteholder, enforceable against such Noteholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (collectively, the “Enforceability Exceptions”).

Section 2.3 Broker’s Fees. Other than Houlihan Lokey Capital, Inc. in its capacity as financial advisor to the Noteholders, the Noteholder has not retained or authorized any investment banker, broker, finder or other intermediary to act on behalf of such Noteholder or incurred any liability for any banker’s, broker’s or finder’s fees or commissions in connection with the transactions contemplated by this Agreement.

Section 2.4 Ownership. The Noteholder is the beneficial owner of such Noteholder’s Existing Notes set forth opposite its name on Schedule A. Upon the Noteholders Delivery, in consideration of the Company Delivery, pursuant to this Agreement, good and valid title to the Existing Notes owned by the Noteholder set forth opposite its name on Schedule A will pass to the Company, free and clear of any liens, claims, encumbrances, security interests, options or charges of any kind.

Section 2.5 Qualified Institutional Buyer; Accredited Investor. The Noteholder is (i) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) an “accredited investor” as defined in Rule 501(a) under the Securities Act.

Section 2.6 No Affiliates. The Noteholder is not, or has not been at any time during the consecutive three-month period preceding the date hereof, a director, officer or “affiliate” as that term is defined in paragraph (a)(1) of Rule 144 promulgated under the Securities Act (an “Affiliate”) of the Company. The Noteholder will beneficially own as of the Closing Date (but without giving effect to the Transactions) (a) less than 5% of the outstanding Common Stock and (b) less than 5% of the aggregate number of votes that may be cast by holders of those outstanding securities of the Company that entitle the holders thereof to vote generally on all matters submitted to the Company’s stockholders for a vote. The Noteholder is not a subsidiary, or, to its knowledge, otherwise closely-related to any director or officer of the Company (each such director, officer or beneficial owner, a “Related Party”). A minimum of six (6) months has elapsed since the date that the Noteholder’s Existing Notes were acquired from the Issuer or an affiliate thereof, as determined pursuant to paragraph (d) of Rule 144 promulgated under the Securities Act.

Section 2.7 No Prohibited Transactions. The Noteholder has not, directly or indirectly, and no person acting on behalf of or pursuant to any understanding with it has, engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales (as defined below) involving any of the Company’s securities) since the time that the Noteholder was first contacted by the Company or any other person regarding the Transactions, this Agreement or an investment in the New Securities or otherwise in the securities of the Company. “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers. Solely for purposes of this Section 2.7, subject to the Noteholder’s compliance with its obligations under the U.S. federal securities laws and the Noteholder’s internal policies, (a) “Noteholders” shall not be deemed to include any employees, subsidiaries, desks, groups or Affiliates of the Noteholder that are effectively walled off by appropriate “Fire Wall” information barriers approved by the Noteholder’s legal or compliance department (and thus such walled off parties have not been privy to any information concerning the Transactions), and (b) the foregoing representations of this Section 2.7 shall not apply to any transaction by or on behalf of an account that was effected without the advice or participation of the Noteholder.

Section 2.8 Compliance with Applicable Laws. The Noteholder will comply with all applicable laws and regulations in effect in any jurisdiction in which it acquires New Securities and will obtain any consent, approval or permission required for such purchases, acquisitions or sales under the laws and regulations of any jurisdiction to which it is subject or in which it acquires New Securities, in each case, except where the failure to comply with any such law or regulation or to obtain any such consent, approval or permission would not individually or in the aggregate have a Noteholder Material Adverse Effect.

Section 2.9 Adequate Information; No Reliance. The Noteholder acknowledges and agrees that (a) the Noteholder has been furnished with all materials it considers relevant to making an investment decision to enter into the Transactions and has had the opportunity to review the Company’s filings and submissions with the Securities and Exchange Commission (the “SEC”), including, without limitation, all information filed or furnished pursuant to the Exchange Act, (b) the Noteholder has had a full opportunity to ask questions of the Company concerning the Company, its business, operations, financial performance, financial condition and prospects and the terms and conditions of the Transactions, all of which were answered to its satisfaction, (c) the Noteholder has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Transactions and to make an informed investment decision with respect to the Transactions, (d) the Noteholder has evaluated the tax and other consequences of the Transactions and ownership of the New Secured Notes with its tax, accounting or legal advisors, including the consequences to the Noteholder of the issuance of the New Secured Notes with significant original issue discount for U.S. Federal income tax purposes, (e) the Company is not acting as a fiduciary or financial or investment advisor to the Noteholder and (f) the Noteholder is not relying, and has not relied, upon any statement, advice (whether accounting, tax, financial, legal or other), representation or warranty made by the Company or any of its Affiliates or representatives, except for (i) the publicly available filings and submissions made by the Company with the SEC under the Exchange Act and (ii) the representations and warranties made by the Company in this Agreement and the other Transaction Documents. The Noteholder is able to fend for itself in the Transactions; has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the New Securities; has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment; and acknowledges that investment in the New Securities involves a high degree of risk.

Section 2.10 Mutually Negotiated Terms. The Noteholder acknowledges that the terms of the Agreement have been mutually negotiated between the Noteholders and the Company. The Noteholder has had a sufficient amount of time to consider whether to participate in the Transactions on behalf of its accounts, and neither the Company, nor any of its Affiliates or agents, has placed any pressure on the Noteholder to respond to the opportunity to participate in the Transactions.

Section 2.11 Acknowledgements. The Noteholder acknowledges and agrees that no public market exists for the New Secured Notes or the Preferred Equity Shares, and that there is no assurance that a public market will ever develop for the New Secured Notes or the Preferred Equity Shares. The Noteholder (a) acknowledges that neither the issuance of the New Securities nor the issuance of Conversion Shares has been registered or qualified under the Securities Act or any state securities laws, and the New Securities and any Conversion Shares are being offered and sold in reliance upon exemptions provided in the Securities Act and state securities laws for transactions not involving any public offering and, therefore, cannot be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless they are subsequently registered and qualified under the Securities Act and applicable state laws or unless an exemption from such registration and qualification is available, and (b) is acquiring the New Securities and any Conversion Shares for investment purposes only for its own account and not with any view toward a distribution thereof or with any intention of selling, distributing or otherwise disposing of the New Securities or any Conversion Shares in a manner that would violate the registration requirements of the Securities Act. The Noteholder confirms to the Company that it has such knowledge and experience in business matters and that the Noteholder is capable of evaluating the merits and risks of an investment in the New Securities or the Conversion Shares and of making an informed investment decision and understands that (x) this investment is suitable only for an investor which is able to bear the economic consequences of losing its entire investment and (y) the acquisition of the New Securities and the Conversion Shares by the Noteholder is a speculative investment which involves a high degree of risk of loss of the entire investment. The Noteholder acknowledges that the New Securities and any Conversion Shares will bear a legend to the effect that the Noteholders may not transfer any New Securities or Conversion Shares except (i) to a “qualified institutional buyer” within the meaning of and in accordance with Rule 144A, (ii) under any other available exemption from the registration requirements of the Securities Act, (iii) pursuant to a registration statement that has become effective under the Securities Act, or (iv) as otherwise specified in such legend.

Section 2.12 Taxpayer Information. The Noteholder agrees that it will deliver to the Company executed copies of IRS Form W-8IMY, accompanied by IRS Forms W-9, W-8ECI, W-8BEN or W-8BEN-E, as applicable (or any successor form), together with tax compliance certificate(s) sufficient to claim the benefits of the exemption for portfolio interest under Section 881(c) of the Code, including certifications that the relevant persons claiming such exemption are (x) not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form).

Section 2.13 No Registration. The Noteholder understands that:

(a) the offer and sale of the New Securities hereunder is not being registered under the Securities Act, and is being made privately pursuant to the private placement exemption from the registration requirements provided in Section 4(a)(2) of the Securities Act, and such New Securities are “restricted securities” as defined in Rule 144(a)(1) and may not be resold unless registered under the Securities Act or in reliance upon an exemption therefrom;

(b) the Company is not and will not be registered as an investment company under the Investment Company Act (as defined below); and

(c) in connection with the foregoing, the Company is relying on the representations, warranties and covenants of the Noteholder contained in this Agreement.

Section 2.14 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Agreement, any certificate or other instrument delivered pursuant hereto or pursuant to any Transaction Document entered into by the Noteholder, the Noteholder makes no representation or warranty, express or implied, at law or in equity, in respect of the Noteholder, or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

Article III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby makes the following representations and warranties (i) as of the date hereof and (ii) solely in the case of any such representation and warranty that is a Specified Representation, as of the Closing Date; provided, that, with respect to any Specified Representation made on the Closing Date, each reference there in to a “Material Adverse Effect” shall mean a “Company Material Adverse Effect”:

Section 3.1 Representations and Warranties.

(a) The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the state of Delaware, with corporate power and authority to own its properties and conduct its business; and the Company is duly qualified to do business as a foreign entity in good standing (to the extent such concept exists) in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be duly qualified or in good standing would not individually or in the aggregate result in any event, circumstance or condition that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on (i) the business, assets, properties, liabilities (contingent or otherwise), financial condition or results of operations of the Company and its subsidiaries, taken as a whole, and (ii) the ability of the Company Parties, taken as a whole, to perform their respective obligations under this Agreement (a “Material Adverse Effect”).

(b) Each subsidiary of the Company has been duly incorporated or formed and is an existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or formation, with corporate, limited liability company, partnership or similar power and authority to own its properties and conduct its business; and each subsidiary of the Company is duly qualified to do business as a foreign corporation or other entity in good standing (in each case, to the extent such concept exists) in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be duly qualified or in good standing would not individually or in the aggregate have a Material Adverse Effect; all of the issued and outstanding capital stock or other ownership interests of each subsidiary of the Company has been duly authorized and validly issued and, in the case of any such corporation, is fully paid and nonassessable; and the capital stock or other ownership interests of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects except liens permitted by the 2029 Notes Indenture and New Secured Notes Indenture.

(c)

(i) Each of the Company Parties (as applicable) has all requisite corporate, limited liability company, partnership or similar, as applicable, power and authority to execute the Transaction Documents and carry out the transactions contemplated thereby and perform its obligations contemplated thereunder.

(ii) At Closing, each of the New Secured Notes Indenture, the Security Agreement and the other Security Documents will have been duly authorized by the Company Parties; the New Secured Notes will have been duly authorized by the Company; and when the New Secured Notes are issued, executed, delivered and paid for pursuant to this Agreement and when each of the New Secured Notes Indenture, the Security Agreement and the other Security Documents is executed and delivered and the New Secured Notes are authenticated by the Trustee, the New Secured Notes Indenture, the Security Agreement and the other Security Documents will have been duly executed and delivered by the Company Parties, as applicable and the New Secured Notes will have been duly executed, authenticated, issued and delivered and the New Secured Notes will be entitled to the benefits provided in the New Secured Notes Indenture, the Security Agreement and the other Security Documents, and the New Secured Notes Indenture, the Security Agreement, the other Security Documents and the New Secured Notes will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to the Enforceability Exceptions.

(iii) The execution and delivery of this Agreement and each other Transaction Documents and any other agreements or instruments executed or to be executed and delivered in connection herewith, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Parties, as applicable. This Agreement is, and each other Transaction Document and the other agreements and instruments executed hereunder by the Company Parties in connection herewith will be, a valid and binding obligation of the Company Parties, as applicable, enforceable in accordance with its respective terms, except as enforcement thereof may be limited by the Enforceability Exceptions.

(iv) Upon issuance in accordance herewith, each of the Common Equity Shares, the Preferred Equity Shares and the Conversion Shares issuable hereunder will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents or restrictions that may arise under U.S. federal or state securities laws.

(d) Capitalization. As of the date of this Agreement:

(i) (A) the authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share; (B) (x) 96,624,957 shares of Common Stock are issued and outstanding and (y) no shares of preferred stock of the Company are issued and outstanding; and (C) all outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and have been issued in compliance with all applicable preemptive, participation, rights of first refusal and other similar rights; and

(ii) other than pursuant to this Agreement, and other than (A) 12,428,727 shares of Common Stock issued or issuable pursuant to option awards, stock appreciation right awards, restricted stock awards, stock unit awards, cash incentive awards or other stock-based awards or rights granted under the Company’s 2009 Incentive Plan, 2011 Incentive Plan, 2018 Inducement Plan, 2019 Incentive Stock Plan, 2019 Employee Stock Purchase Plan, (or any respective predecessor plan), that certain Non-Statutory Stock Option Agreement, dated March 15, 2024, between the Company and Anthony Sabino (as each of the same may be amended from time to time, the “Incentive Plan Awards”), (B) shares issuable pursuant to the warrants issued pursuant to that certain Exchange and Purchase Agreement, dated May 13, 2024, between the Company and Lynrock Lake Master Fund LP and (C) shares issuable upon conversion of Existing Notes pursuant to the Existing Indenture, there are (I) no securities, options, warrants, calls, pre-emptive exchange, conversion, purchase or subscription rights, or other rights, agreements, arrangements or commitments of any kind, contingent or otherwise, that could require the Company to issue, sell or otherwise cause to become outstanding, any shares of capital stock or other equity or debt interest in the Company or require the Company to grant or enter into any such option, warrant, call, subscription, conversion, purchase or other right, agreement, arrangement or commitment, and no authorization has been given therefor, and (II) no commitments or agreements of any kind to which the Company is bound obligating the Company to either (x) repurchase, redeem or otherwise acquire any shares of the Company’s capital stock or any of the Existing Notes (other than to the extent required by the Existing Indenture, the 2029 Notes Indenture or in connection with the vesting or exercise of Incentive Plan Awards) or (y) accelerate the vesting or exercisability of any instrument referred to in clause (A) of this paragraph as a result of this Agreement, either alone or upon the occurrence of any additional subsequent events.

(e) Assuming the accuracy of the representations and warranties of the Noteholders made pursuant to Article II, no consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required (except as may be required as a result of the identity or status of the Noteholders) for the consummation of the Transactions contemplated by this Agreement or the other Transaction Documents, except such as will have been obtained on or prior to the Closing, as applicable; or such other consents, approvals, authorizations or orders as would not have a Material Adverse Effect; and with respect to deliverables permitted to be provided after the date hereof pursuant to this Agreement, such filings and recordings as may be required to perfect liens in connection with the New Secured Notes.

(f) The guarantees of the Subsidiary Guarantors with respect to the New Secured Notes are duly authorized by each Subsidiary Guarantor. When the New Secured Notes are issued, executed and authenticated in accordance with the terms of the New Secured Notes Indenture, and assuming the New Secured Notes have been delivered to and paid for pursuant to this Agreement, the guarantees of each Subsidiary Guarantor endorsed thereon will constitute valid and legally binding obligations of the Subsidiary Guarantors, enforceable in accordance with their terms, subject to the Enforceability Exceptions.

(g) The execution, delivery and performance of the Transaction Documents and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien (other than liens permitted by the 2029 Notes Indenture and the New Secured Notes Indenture) upon any property or assets of the Company or any of its subsidiaries pursuant to, (A) assuming the accuracy of the representations and warranties of the Noteholders made pursuant to Article II, any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any subsidiary of the Company or any of their properties, (B) any agreement or instrument to which the Company or any such subsidiary is a party or by which the Company or any such subsidiary is bound or to which any of the properties of the Company or any such subsidiary is subject, or (C) the charter or by-laws or any equivalent organizational document of the Company or any such subsidiary, except, in the case of clauses (A) and (B), where such breach, violation or default would not, individually or in the aggregate, have a Material Adverse Effect.

(h) Except as disclosed in the Company’s filings with the SEC prior to the execution of this Agreement (along with SEC comment letters received in connection with these filings to the extent publicly filed prior to the execution of this Agreement, the “Company Disclosure Documents”) and except for liens permitted by the 2029 Notes Indenture and New Secured Notes Indenture, the Company and its subsidiaries have good title to all personal properties and assets owned by them, free from liens, encumbrances and defects that would individually or in the aggregate have a Material Adverse Effect; and except as disclosed in the Company Disclosure Documents, the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them, except as would not individually or in the aggregate have a Material Adverse Effect.

(i) Except as disclosed in the Company Disclosure Documents, the Company and its subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct their business as described in the Company Disclosure Documents and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of the Subsidiary Guarantors, would individually or in the aggregate have a Material Adverse Effect.

(j) Except as disclosed in the Company Disclosure Documents, no labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent that would reasonably be expected to have a Material Adverse Effect.

(k) The Company and its subsidiaries own, possess, or have adequate rights to use, or can acquire on commercially reasonable terms, all material trademarks, trade names and other rights to inventions, knowhow, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) that, to their best knowledge after due inquiry, are necessary to conduct their business, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(l) Except as disclosed in the Company’s Disclosure Documents, to the knowledge of the Company Parties, neither the Company nor any of its subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and except as disclosed in the Company Disclosure Documents, the Company is not aware of any pending investigation which might lead to such a claim.

(m) Except as disclosed in the Company Disclosure Documents, there are no pending actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties that, would reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, or would materially and adversely affect the ability of the Company Parties to perform their obligations under the Transaction Documents, and to the best knowledge of the Company Parties, no such actions, suits or proceedings are threatened.

(n) The latest financial statements of the Company as of and for the three months ended June 30, 2025, together with the related notes included in the Company Disclosure Documents, present fairly in all material respects the consolidated financial position of the entities to which they relate as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Except as disclosed in the Company Disclosure Documents, such financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved.

(o) Except as disclosed in the Company Disclosure Documents, since June 30, 2025, there has been no event, circumstance or condition that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on (a) the business, assets, properties, liabilities (contingent or otherwise), financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company and the Subsidiary Guarantors, taken as a whole, to perform their respective obligations under the Transaction Documents (a “Company Material Adverse Effect”; provided, the definition of “Company Material Adverse Effect” shall exclude any adverse event, change, occurrence or effect, event, circumstance or condition that was publicly disclosed or announced in or contemplated by (i) the Company’s earnings release for the fiscal quarter ended June 30, 2025 or (ii) the information provided by the Company and/or its financial advisor to the Noteholders in writing prior the date of this Agreement) or any notification from the stock exchange related to a curable delisting event (excluding correspondence with The Nasdaq Stock Market LLC relating to a potential extension of the 180-day period set forth in Nasdaq Listing Rule 5810(c)(3)(A) and correspondence related to the minimum bid price requirement of the Nasdaq Stock Market LLC that does not reduce the October 28, 2025 deadline for the Company to regain compliance therewith), and there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(p) Except as disclosed in the Company Disclosure Documents, neither the Company nor any of its subsidiaries is (A) in violation of its respective charter or by-laws or similar organizational documents or (B) in default in the performance of any obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or their respective property is bound, except for such defaults in the case of this clause (B) that would not individually or in the aggregate have a Material Adverse Effect.

(q) The Company and its subsidiaries make and keep books and records that are accurate in all material respects and maintain systems of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Company Disclosure Documents, there are no material weaknesses or significant deficiencies in the internal controls of the Company or its subsidiaries. The Company and its subsidiaries maintain effective controls and procedures designed to provide reasonable assurance that material information relating to the Company or its subsidiaries, as applicable, is made known or disclosed to the officers and directors of such entity by others within such entity.

(r) None of the Company or its subsidiaries, nor, to the knowledge of the Company, any of their directors, officers, agents or employees has (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) made any direct or indirect unlawful payment to any government official or employee from corporate funds, (C) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which the Company or its subsidiaries conduct their business and to which they are lawfully subject or (D) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(s) The operations of the Company and its subsidiaries are and have been conducted in compliance with applicable financial record-keeping and reporting requirements of the anti-money laundering laws and regulations of the United States and similar laws of any jurisdiction in which the Company or its subsidiaries conduct their business and to which they are lawfully subject, as applicable (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or its subsidiaries, threatened.

(t) None of the Company or its subsidiaries, or, to the knowledge of the Company, any director, officer, agent or employee is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or equivalent United Kingdom or European Union measure.

(u) None of the Company Parties is an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”); and none of the Company Parties, is, and after giving effect to the Transactions, will be an “investment company” as defined in the Investment Company Act.

(v) Assuming the accuracy of the representations and warranties of the Noteholders made pursuant to Article II, (A) the Exchange will not be a “tender offer” for purposes of Section 14(e) of the Exchange Act, Regulation 14E under the Exchange Act or Rule 13e-4 under the Exchange Act; (B) the issuance of the New Securities by the Company to the Noteholders in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act; and (C) it is not necessary to qualify the New Secured Notes Indenture under the Trust Indenture Act of 1939, as amended.

(w) On each date of the consummation of any Transaction, the Company and its subsidiaries (the “Applicable Group”), on a consolidated basis taken as a whole, immediately after giving effect to the Transactions consummated on such date, will be Solvent. As used herein, the term “Solvent” means, with respect to the Applicable Group (on a consolidated basis, taken as a whole), that as of the date of determination (A) the sum of the Applicable Group’s debt (including contingent liabilities) does not exceed the fair value of the Applicable Group’s assets; (B) the Applicable Group’s capital is not unreasonably small in relation to its business as contemplated on such date; and (C) the Applicable Group is able to pay its debts as they mature in the ordinary course of business. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that the Applicable Group reasonably expects to become an actual or matured liability. On each applicable date of determination, the New Secured Notes are not being issued with the intent to hinder, delay or defraud either present or future creditors of any member of the Applicable Group.

(x) Rights Plan. The issuance of the New Securities shall not cause the Noteholders to become an “Acquiring Person” as defined in that certain Tax Benefits Preservation Plan, dated as of January 22, 2024, by and between the Company and Equiniti Trust Company, LLC as rights agent, as amended (the “Rights Plan”).

(y) Margin Stock. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board of Governors). No part of the proceeds of the sale of the New Secured Notes will be used for any purpose which violates the provisions of Regulations T, U or X of the Federal Reserve Board of Governors.

(z) No General Solicitation; No Directed Selling Efforts. Neither the Company nor any of its affiliates, nor any person acting on their behalf, (i) has, within the six-month period prior to the date hereof, offered or sold in the United States or to any U.S. person (as such terms are defined in Regulation S under the Securities Act (“Regulation S”)) the New Securities or any security of the same class or series as the New Securities or (ii) has offered or will offer or sell the New Securities (A) in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or (B) with respect to any such securities sold in reliance on Regulation S, by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S.

(aa) The Company (i) is not, and will not be immediately following the issuance of the Preferred Equity Shares or Common Equity Shares, a “person of a country of concern”, as such term is defined in 31 C.F.R. § 850.221 (a “Covered Person”) and (ii) does not, directly or indirectly (including through its Affiliates), hold a board seat on, a voting or equity interest in, or any contractual power to direct or cause the direction of the management or policies of, any Covered Person.

Section 3.2 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Agreement, any certificate or other instrument delivered pursuant hereto or pursuant to any Transaction Document entered into by the Company, the Company makes no representation or warranty, express or implied, at law or in equity, in respect of the Company, or any of its subsidiaries, assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

Article IV

CERTAIN COVENANTS AND AGREEMENTS OF THE PARTIES

Section 4.1 Transaction Term Sheet. The Parties shall use commercially reasonable efforts, acting in good faith, to negotiate and execute any additional documentation governing the Transactions on the terms set forth on the Transaction Term Sheet in accordance with the Documentation Principles.

Section 4.2 Fees and Expenses. The Company shall reimburse or pay all reasonable and documented out-of-pocket expenses of Noteholders in connection with the Transactions and other agreements and documents relating thereto and the negotiation thereof (including reasonable and documented fees, charges and disbursements of Gibson, Dunn & Crutcher LLP, legal counsel to the Noteholders, and Houlihan Lokey Capital, Inc., financial advisor to the Noteholders), and other advisors and expenses related to making, monitoring, and enforcing the Noteholders’ investment , in each case to the extent not previously paid at the Closing.

Section 4.3 Transfer of Existing Notes. Each Noteholder shall not (i) sell, transfer, assign, hypothecate, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions) its right, title, or interest with respect to any of such Noteholder’s Existing Notes or (ii) deposit any of such Noteholder’s Existing Notes into a voting trust, or grant any proxies or enter into a voting agreement with respect to any such Existing Notes (the actions described in (i) and (ii) are collectively referred to herein as a “Transfer” and the Noteholder making such Transfer is referred to herein as a “Transferor”) unless such transfer is to another Noteholder or any other entity (a “Transferee”) that first agrees, in writing, to be bound by the terms of this Agreement by executing and delivering to the Company and counsel to the Noteholders a joinder substantially in the form attached hereto as Exhibit D (the “Transferee Joinder”) at least two (2) business days prior to the effectiveness of the relevant Transfer. Such Transferee, upon consummation of a Transfer in accordance herewith shall be deemed to make all of the representations, warranties, and covenants of a Noteholder as set forth in this Agreement, and shall be deemed to be a Party and a Noteholder for all purposes under this Agreement. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights, and shall be released from its obligations, in each case with respect to the Existing Notes subject to the Transfer, hereunder. Any Transfer made in violation of this Section 4.3 shall be deemed null and void ab initio and of no force or effect.

Section 4.4 Tax Treatment of Exchange. The Company and the Noteholders intend to take the position that the exchange of the Existing Notes will qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended. The Company will not take, and will cause its Affiliates not to take, a position on any tax return that is inconsistent with such intended tax treatment as described in the preceding sentence, unless required to do so pursuant to a final determination by the Internal Revenue Service.

Section 4.5 Reporting. For so long as any of the New Secured Notes or any Common Equity Shares or Conversion Shares remain outstanding and constitute “restricted securities” under Rule 144, the Company will furnish to the Noteholders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4.6 [Reserved].

Section 4.7 [Reserved]

Section 4.8 Publicity. The Company and the Noteholders agree that promptly following (i) the execution of this Agreement, the Company will issue a press release and/or file with the SEC a Form 8-K disclosing the Company’s entry into this Agreement, which Form 8-K will include this Agreement (including the Transaction Term Sheet) as an exhibit and any material non-public information disclosed to the Noteholders and their advisor, (ii) the Closing, the Company will issue a press release or file with the SEC a Form 8-K disclosing the occurrence of the Closing Date and the consummation of the Transactions, provided that all such press releases and filings shall be provided to the Noteholders in advance and the Company shall provide the Noteholders a reasonable opportunity to comment on such documents and shall incorporate any such comments in good faith. Except as required by law, the Company shall not disclose the name or holdings of any Noteholder in any public manner (including in any press release or Form 8-K) without the prior written consent of such Noteholder (which may be via e-mail).

Section 4.9 Rights Plan. The Company shall take all necessary actions, including consent by the board of directors of the Company, to ensure that the issuance of any New Securities shall not cause any of the Noteholders to become an “Acquiring Person” as defined in the Rights Plan, and deliver satisfactory evidence thereof to the Noteholders.

Section 4.10 Meeting of Stockholders. The Company agrees to use its commercially reasonable efforts to prepare and file with the SEC no later than 30 days following the date hereof a proxy statement to be sent to holders of the Common Stock in connection with a meeting of holders of the Common Stock (including any adjournment or postponement thereof, the “Stockholders Meeting”) to consider a proposal to approve the Charter Amendment (as defined below) and such other matters as the Company in its reasonable determination may present at the Stockholders Meeting (the “Proxy Statement”). The Company shall use commercially reasonable efforts to secure Stockholder Approval (as defined below), including by including the recommendation of the Company’s Board of Directors that such proposal is approved and the solicitation by the Company of proxies from its stockholders in connection therewith in the same manner as it does for management proposals in other Company proxy statements, and the voting of proxies of all management appointed proxyholders in favor of such proposal. If the Company does not obtain the Stockholder Approval at such meeting, the Company shall call a special meeting of stockholders each ninety (90) days thereafter at least two times, and thereafter at each subsequent annual meeting seek Stockholder Approval until the earlier of the date on which (i) Stockholder Approval is obtained or (ii) the Preferred Equity Shares are no longer outstanding and not subject to issuance under the terms of this Agreement. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company will, (1) at least five (5) business days prior to the initial anticipated filing of the Proxy Statement or any amendment or supplement thereto (or, in the case of an amendment, supplement or definitive form of the Proxy Statement that does not materially differ from the previously provided Proxy Statement, as far in advance as is reasonably practicable in the circumstances), furnish to the counsel for the Noteholders copies of such documents proposed to be filed and (2) use its commercially reasonable efforts to address in each such document prior to being so filed with the SEC such comments as such Noteholder or its counsel reasonably shall propose within two (2) business days of receipt of such copies by such counsel. The Company shall use its commercially reasonable efforts to (A) clear any comments provided by the SEC with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof, and (B) mail or otherwise deliver (or cause to be mailed or otherwise delivered) the Proxy Statement to the holders of the Common Stock promptly after, and hold the Stockholders Meeting for the purposes of obtaining the Shareholder Approvals not later than sixty (60) calendar days after the later of (x) the first business day following the 10th calendar day after the Proxy Statement in preliminary form has been filed with the SEC if the SEC has not informed the Company that it intends to review the Proxy Statement by such 10th calendar day or (y) the 10th calendar day after the SEC has informed the Company that it has no further comments on the Proxy Statement.

Section 4.11 Certificate of Incorporation Amendment; Stock Exchange Listing.

(a) Subject to the receipt of requisite approval at the Stockholders Meeting (the “Stockholder Approval”), the Company shall use commercially reasonable efforts to file with the Secretary of State of the State of Delaware within one (1) business day following the date of such shareholder approval an amendment to its Fourth Amended and Restated Certificate of Incorporation substantially in the form attached hereto as Exhibit C to increase the number of authorized shares of Common Stock to a number such that the Company has sufficient authorized but unissued shares of Common Stock to allow all of the then outstanding shares of Series B Preferred Stock to be automatically converted into shares of Common Stock (the “Charter Amendment”).

(b) Subject to the receipt of requisite shareholder approval of the Charter Amendment, the Company shall use its reasonable best efforts to promptly take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and the rules and policies of the Nasdaq Stock Market LLC to cause the Conversion Shares to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

Article V

MISCELLANEOUS

Section 5.1 Notice. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered or sent by reputable overnight courier service (charges prepaid), provided that each such notice must also be delivered by electronic mail. Subject to compliance with the proviso in the foregoing sentence, notices will be deemed to have been given hereunder when delivered personally, and one business day after deposit postage prepaid with a reputable overnight courier service for delivery on the next business day. The addresses for any such notices shall be, unless changed by the applicable Party via notice to the other Parties in accordance herewith:

If to the Company:

LivePerson, Inc.

530 7th Avenue Floor M1

New York, New York 10018

Attention: John Collins; Monica Greenberg

Email: JCollins@liveperson.com; MGreenberg@liveperson.com

With a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Daniel Bursky; Mark Hayek

Email: Daniel.Bursky@friedfrank.com; Mark.Hayek@friedfrank.com

If to any Noteholder, at the address and email set forth on such Noteholder’s signature page to this Agreement.

With a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Matthew J. Williams; Cynthia M. Mabry; Tommy Scheffer

Email: MJWilliams@gibsondunn.com; CMabry@gibsondunn.com; TScheffer@gibsondunn.com

Section 5.2 Termination.

(a) This Agreement may be terminated:

(i) by either the Company or the Required Noteholders, upon delivery of written notice of termination to the other Party, if the Closing has not occurred on or before September 30, 2025, (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 5.2(a)(i) shall not be available to a Party if the inability to satisfy any of the conditions to Closing was due primarily to the failure of such Party to perform any of its obligations under this Agreement;

(ii) by the Required Noteholders, upon written notice of termination (which may be communicated via e-mail) to the Company, if (A) the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it or (B) there exists a breach of any representation or warranty of the Company contained in Section 3.1 of this Agreement and, in the case of each of clauses (A) and (B) above, such breach, failure to perform or failure to satisfy such Closing condition, as applicable, (x) has not been waived by the Required Noteholders or cured on or before the earlier of (i) thirty (30) days after the earlier of (I) receipt by the Company of written notice thereof and (II) knowledge of the Company thereof and (ii) the End Date or (y) is incapable of being cured by the Company by the End Date, or (C) (1) the Company shall have an order for relief entered with respect to it or shall commence a voluntary case under the United States Bankruptcy Code, Title 11 of the United States Code, as amended, or under any other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, manager, trustee, examiner or other custodian for all or a substantial part of its property or shall make any assignment for the benefit of creditors, or (2) the Company shall be unable, or shall fail generally, or shall admit in writing its inability, generally to pay its debts or obligations when due; or

(iii) by the Required Noteholders, upon written notice of termination (which may be communicated via e-mail) to the Company, if an Event of Default (as defined in the Existing Indenture or 2029 Notes Indenture, as applicable) exists under the Existing Indenture or the 2029 Notes Indenture, as applicable, and, in either case, such Event of

Default has not been cured (with the effect of any such cure being that such Event of Default no longer exists after giving effect to any such cure and, as a result, the trustee or holders of the Existing Notes or the trustee or the holders of the 2029 Notes Indenture, as applicable, no longer have the right to exercise remedies under the Existing Indenture or the 2029 Notes Indenture, as applicable, conditioned upon the occurrence and existence of any Event of Default with respect to such Event of Default) or waived (with the effect of any such waiver being that the trustee or holders of the Existing Notes or the trustee or the holders of the 2029 Notes Indenture, after giving effect to any such waiver no longer have the right to exercise any remedies under Existing Indenture or 2029 Notes Indenture, as applicable, conditioned upon the occurrence and existence of an Event of Default with respect to such Event of Default) by the trustee or holders of the Existing Notes (as required by the Existing Notes Indenture) or by the trustee or the holders of the 2029 Notes Indenture (as required by the 2029 Notes Indenture), under the Existing Indenture or 2029 Notes Indenture, as applicable, on or before the earlier of (i) thirty (30) days after the earlier of (I) receipt by the Company of written notice thereof and (II) knowledge by the Company thereof and (ii) the End Date.

(b) Effect of Termination. In the event of termination of this Agreement by any Party as provided in Section 5.2(a), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party (or any other person) with respect to this Agreement or the transactions contemplated in this Agreement or any other Transaction Document; provided, however, that notwithstanding the foregoing, (a) no such termination shall relieve a Party from any breach by such Party prior to such termination and (b) the provisions of Section 2.14, Section 3.2, Section 4.2, and Article V shall survive such termination.

Section 5.3 Indemnity.

(a) The Company agrees to indemnify the Noteholders (regardless of whether such Noteholder is a holder of the New Secured Notes at such time) and each of their respective Affiliates, and each of their respective directors, officers, employees, agents, trustees, advisors and members (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all actual losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in-house counsel, and limited to not more than one counsel for all Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such other Indemnitees, taken as a whole (and, in the case of a conflict of interest on the part of counsel where the Indemnitee affected by such conflict informs the Company of such conflict and thereafter retains its own counsel with the Company’s prior written consent (not to be unreasonably withheld) of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of a third party claim, threatened claim, litigation, investigation or proceeding (“Action”) relating to the execution or delivery of this Agreement, the New Secured Notes Indenture or any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby or thereby, whether based on contract, tort or any other theory and regardless of whether such matter is initiated by or against the Company or any of its subsidiaries or Affiliates or any holder or any of its Affiliates, including in connection with any action, litigation or other dispute or proceeding related to the transactions contemplated hereby (including any action, litigation or other dispute or proceeding related to any temporary restraining order, preliminary injunction or any similar or other request for relief); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, threatened claims, litigations, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the negligence, gross negligence, bad faith, willful misconduct or fraud of such Indemnitee or any of its Affiliates and their respective directors, trustees, officers, employees, agents, advisors and Affiliates, (y) arose from a material breach of such Indemnitee’s or any of its Affiliates’ and the respective directors’, trustees’, officers’, employees’, agents’, advisors’ and Affiliates’ obligations under any Transaction Document (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (z) is brought by an Indemnitee against another Indemnitee. No party (or any of their respective affiliates) shall be responsible or liable to the other party(ies) or any of its respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the New Secured Notes or the transactions contemplated hereby. The provisions of this Section 5.3 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the New Secured Notes Indenture, the consummation of the transactions contemplated hereby and thereby, the invalidity or unenforceability of any term or provision of this Agreement, the New Secured Notes Indenture or any other Transaction Document, or any investigation made by or on behalf of any holder. All amounts due under this Section 5.3 shall be payable within 30 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(b) The Company’s obligation to pay and/or reimburse an Indemnitee for reasonable legal counsel fees provided for in Section 5.3(a) above is subject to the following: the Company shall be entitled to assume control of and direct the defense of all Indemnitees in connection with any such Action (and shall reasonably consult with each Indemnitee in connection with such defense), using counsel chosen by the Company, and the Company shall pay the fees, charges and disbursements of such defense; provided, that (x) the Indemnitees shall provide reasonable cooperation to the Company and its counsel in the defense of such Action, (y) if the use of counsel chosen by the Company to represent the Indemnitees would present such counsel with one or more actual or potential conflicts of interest in representing the Indemnitees, and the Company declines to select alternative counsel or otherwise to reasonably address such conflict, then the Indemnitees shall have the right to select separate counsel reasonably consented to by the Company, to participate in the defense of such Action, and the Company shall reimburse the Indemnitees for the reasonable and documented fees, charges and disbursements of such separate counsel (which fees, charges and disbursements will be managed in consultation with the Company, with appropriate protocols to maintain attorney-client privilege, and, for the avoidance of doubt, the Company shall only be required to reimburse the expense of one such separate counsel for all Indemnitees in connection with any Action). For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, any Indemnitee shall have the right to employ separate additional counsel at such Noteholder Person’s own expense and (i) to reasonably participate in a defense of an Action controlled by the Company, provided, that such participation is not disruptive to the Company’s defense thereof or (ii) if such Indemnitee waives in writing the Company’s obligations hereunder with respect to such Action, to assume control of and direct the defense of the Action against such Indemnitee.

(c) The Company shall not be liable for any settlement of any proceeding (or expenses relating thereto) effected without the Company’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Company’s written consent, or if there is a final judgment against an Indemnitee in any such proceeding, the Company agrees to indemnify and hold harmless such indemnitee to the extent and in the manner set forth above. The Company shall not, without the prior written consent of the affected Indemnitee, effect any settlement of any pending or threatened proceeding against such Indemnitee in respect of which indemnity could have been sought hereunder by such Indemnitee, unless such settlement (a) includes an unconditional release of such Indemnitee from all liability and claims that are the subject matter of such proceeding, (b) does not include any statement as to any admission of fault or culpability, and (c) includes customary confidentiality and non-disparagement agreements; provided that, for the avoidance of doubt, no settlement pursuant to this sentence shall be binding on any Indemnitee without such Indemnitee’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Company under this Section 5.3 to such Indemnitee for any losses, claims, damages, liabilities and expenses to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof, or as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(d) If any proceeding is instituted involving any Indemnitee for which indemnity is to be sought under this Section 5.3, then such Indemnitee will, to the extent not legally prohibited in connection with such proceeding, promptly notify the Company of the commencement of any such proceeding and tender control of the defense of such proceeding to the Company; provided, however, that the failure to notify the Company promptly will not relieve the Company from any future obligation under this Section that the Company may have to such Indemnitee hereunder except to the extent such delay results in material prejudice to the Company and the Company will not be obligated to reimburse expenses incurred prior to Indemnitee’s notification and tendering control to the Company

(e) This Section 5.3 shall not apply to any taxes (other than taxes that represent losses, claims, damages, liabilities and related expenses awarded in the adjudication or settlement of a non-tax claim).

(f) The agreements in this Section 5.3 shall survive the repayment, satisfaction or discharge of all Obligations (as defined in the New Secured Notes Indenture) with respect to the New Secured Notes and the termination of this Agreement or the New Secured Notes Indenture.

Section 5.4 Entire Agreement. Other than Section 5 of the Confidentiality Agreements, each effective as of April 15, 2025, by and between the Company and certain of the Noteholders, this Agreement (including the Transaction Term Sheet and all other schedules, annexes and exhibits hereto or thereto) and the other documents and agreements executed and delivered among the parties hereto and thereto in connection with the Transactions embody the entire agreement and understanding of the parties hereto and thereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relating to such subject matter, including, without limitation, any term sheets, emails or draft documents exchanged in connection with the negotiation of the Transactions or otherwise.

Section 5.5 Assignment; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Noteholders. The Noteholders may assign all or any of its rights or obligations hereunder to any of its Affiliates, its investment managers or investment advisors or the investment managers or investment advisors of any of its Affiliates, and shall not otherwise assign any rights or obligations hereunder without the prior written consent of the Company.

Section 5.6 Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by electronic transmission shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such Party.

Section 5.7 Remedies Cumulative. Each Party hereto acknowledges that the remedies at law of the other Parties for a breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond or furnishing other security, and in addition to all other remedies that may be available, shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available and no Party shall oppose the granting of such relief on the basis that money damages would be sufficient. Except as otherwise provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies available at law.

Section 5.8 Governing Law; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement (provided that such process is also delivered by email in accordance with Section 5.1 of this Agreement) and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 5.9 No Third-Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a Party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such person shall be entitled to sue any Party to this Agreement with respect thereto.

Section 5.10 Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, and no provision or condition of this Agreement may be waived other than by agreement of the Company and the Required Noteholders (which agreement may be evidenced by email between counsel). Except to the extent otherwise agreed in writing (which may include email between counsel), no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any non-compliance or breach be deemed to be a waiver of a Party’s rights and remedies with respect to such non-compliance or breach.

Section 5.11 Word Meanings. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires. The masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

Section 5.12 Further Assurances. The Noteholders and the Company each hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, including giving any further assurances, as either Party may reasonably request in connection with the Transactions contemplated by and in this Agreement.

Section 5.13 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 5.14 Severability; Conflicts. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). In the event of any inconsistency between this Agreement (including all schedules, annexes and exhibits hereto) and the Transaction Term Sheet (including all schedules, annexes and exhibits thereto), this Agreement shall govern.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed as of the date first above written.

COMPANY:

LivePerson, Inc.

By:	/s/ John Collins

Name:	John Collins
Title:	Chief Financial Officer and Chief Operating Officer

NOTEHOLDER:

By: [*]

By: [*]
Name: [*]
Title: [*]

Aggregate Principal Amount of Existing Notes owned:

[*]

Address for notices:

[*]

Attention:	[*]

Email:	[*]

Schedule A

Noteholder	Aggregate Principal Amount of Existing Notes Beneficially Owned	Pro Rata Percentage

[Omitted Pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit A

Transaction Term Sheet

CONFIDENTIAL

EXHIBIT A

$115,000,000 Second Lien Senior Subordinated Secured Notes

Series B Preferred Stock

Term Sheet

Capitalized terms used but not defined in this Exhibit A (this “Term Sheet”) have the meanings set forth in the Exchange Agreement to which this Exhibit A is attached or the other exhibits to the Exchange Agreement.

Second Lien Senior Subordinated Secured Notes

Issuer:	LivePerson, Inc., a Delaware corporation (the “Issuer” or the “Company”).

Subsidiary Guarantors:	(i) All direct and indirect subsidiaries of the Issuer that are (x) guarantors of the obligations of the Issuer from time to time with respect to its existing First Lien Convertible Senior Notes due 2029 (the “2029 Notes”) (y) majority-owned domestic subsidiaries that have at least $10,000 of assets and/or (z) majority-owned foreign subsidiaries that have at least of $10,000 of assets (or the local currency equivalent), other than (a) any foreign subsidiaries organized in jurisdictions where the costs of obtaining a secured guarantee exceed the practical benefit afforded to the secured parties thereby (as determined by the Issuer in good faith) or where upstream guarantees are not customarily provided for in respect of senior secured high yield debt instruments (with guarantee limitations for such entities customary in such foreign jurisdictions) or (b) any such subsidiary to the extent the provision of a guaranty by such subsidiary would reasonably be expected to result in material adverse tax consequences to the Issuer or its subsidiaries as reasonably determined by the Issuer in good faith (collectively, the “Subsidiary Guarantors”). Each of Engage Pty Ltd., LivePerson Japan KK, LivePerson Italy S.R.L., and LivePerson Australia Holdings Pty Ltd. shall not be Subsidiary Guarantors.

Noteholders:	The entities set forth under the column “Noteholder” on Schedule A to the Exchange Agreement (the “Noteholders”).

Instrument:	Second lien senior subordinated secured notes (the “New Secured Notes”).

Principal Amount:	$115,000,000 aggregate principal amount of New Secured Notes to be issued to Noteholders. On the Closing Date, the Noteholders will exchange the Issuer’s 0% Convertible Notes due 2026 held by the Noteholders (the “Noteholders’ Notes”) for each Noteholder’s Pro Rata Percentage of New Secured Notes. The remaining $20,125,000 principal amount of the Existing Notes, excluding the Noteholders’ Notes (the “Existing Other Notes”) will remain outstanding.

Ranking:	The New Secured Notes will be (i) secured by a second-priority lien on the Collateral, senior to all other existing and future liens on the assets of the Issuer and the Subsidiary Guarantors other than the obligations of the Issuer with respect to its 2029 Notes, subject to permitted liens (ii) subordinated in right of payment to the 2029 Notes and (iii) senior in right of payment to all future contractually subordinated debt for borrowed money of the Issuer and the Subsidiary Guarantors.

Collateral:

Secured by a second-priority lien on substantially all assets (other than Excluded Property) of the Issuer and the Subsidiary Guarantors, subject to (i) permitted liens and (ii) waivers with the consent of the applicable Noteholders. Pledges of the equity interests of each of Engage Pty Ltd., LivePerson Japan KK, LivePerson Italy S.R.L., and LivePerson Australia Holdings Pty Ltd. shall be limited to 65% of the outstanding equity interests in each case.

“Excluded Property” shall have substantially the same meaning as that term is defined in the 2029 Notes Documentation, subject to the Documentation Principles (as defined below).

Interest Rate:	10.0%

Interest:	From the date of issuance and prior to March 15, 2027, 100% of the interest on the New Secured Notes will be payable in-kind. On and after March 15, 2027 and until June 15, 2028, interest will be payable, at the Company’s option, in cash or in-kind or partially in cash and partially in kind. On and after June 15, 2028 until Maturity, interest on the New Secured Notes will be payable in cash, or at the Company’s option, up to 6.0% in kind.

Interest Payment Frequency:	Semi-annual (March 15th and September 15th), beginning March 15th, 2026.

Maturity:	December 15, 2029 (the “Maturity”).

Offer to Repurchase Upon Fundamental Change:	At the Noteholders’ option, the Issuer shall be required to repurchase New Secured Notes in the event of a Fundamental Change occurring (i) prior to the first-anniversary of the Closing Date, for and amount of cash equal to the Make-Whole Amount and (ii) on or after the first-anniversary of the Closing Date, for an amount of cash equal to the sum of (i) 105% of the aggregate principal amount of the New Secured Notes (including all increases to the principal amount as the result of previous payments of PIK Interest) plus (ii) 105% of all accrued and unpaid interest (including, without duplication of any amounts described in item (i), cash and PIK components thereof). “Fundamental Change” shall be defined to be substantially the same as the definition for such term in the 2029 Notes Documentation, subject to the Documentation Principles.

Redemption Price Upon Acceleration:	Upon acceleration occurring in the respective periods set forth below under “Redemption at Issuer’s Option” at the respective prices listed therein.

Offer to Repurchase Upon Asset Sale:	At the Noteholders’ option, following a required offer by the Issuer to repurchase the 2029 Notes upon an asset sale, the Issuer shall be required to make an offer to repurchase New Secured Notes at par using 100% of the remaining net cash proceeds from non-ordinary course asset sales, to the extent such proceeds are not fully used for an asset sale repurchase of the 2029 Notes required by the terms of the 2029 Notes (as in effect on the Closing Date), and a basket for other non-ordinary course asset sales of $1 million (which basket may not be reused or replenished).

Redemption at Issuer’s Option:

At any time, the Issuer may redeem New Secured Notes, in whole or in part on a pro rata basis:

(a)   Prior to the one-year anniversary of the Closing Date, for an amount of cash equal to the greater of (i) 101% and (ii) the sum of (1) 105% of the accrued and unpaid interest (including cash and PIK components thereof), plus (2) 105% of the aggregate principal amount of the New Secured Notes (including, without duplication of any amounts described in item (1), all increases to the principal amount as the result of previous payments of PIK Interest), plus (3) the present value of the remaining future interest payments (including cash and PIK components thereof) through the one-year anniversary of the Closing Date, computed using a discount rate of T + 50 (such amount, the “Make Whole Amount”);

(b)   On or after the one-year anniversary of the Closing Date and prior to the two-year anniversary of the Closing Date, for an amount of cash equal to the sum of (i) 105% of the aggregate principal amount of the New Secured Notes (including all increases to the principal amount as the result of previous payments of PIK Interest) plus (ii) 105% of all accrued and unpaid interest (including, without duplication of any amounts described in item (i), cash and PIK components thereof);

(c)   On or after the two-year anniversary of the Closing Date and prior to the three-year anniversary of the Closing Date, for an amount of cash equal to the sum of (i) 102.5% of the aggregate principal amount of the New Secured Notes (including all increases to the principal amount as the result of previous payments of PIK Interest) plus (ii) 102.5% of all accrued and unpaid interest (including, without duplication of any amounts described in item (i), cash and PIK components thereof); and

(d)   On or after the three-year anniversary of the Closing Date until the Maturity, for an amount of cash equal to the sum of (i) 100.0% of the aggregate principal amount of the New Secured Notes (including all increases to the principal amount as the result of previous payments of PIK Interest) plus (ii) all accrued and unpaid interest (including, without duplication of any amounts described in item (i), cash and PIK components thereof).

Affirmative Covenants:	Substantially the same as the affirmative covenants in the 2029 Notes Documentation and customary affirmative covenants with respect to guarantees and collateral (subject to the terms hereof), financial reporting and filings, subject to the Documentation Principles.

Negative Covenants:	The definitive documentation shall contain such negative covenants as are in the 2029 Notes Documentation as in effect on the date hereof with such changes as the Required Noteholders shall agree to reflect (i) an additional basket of permitted indebtedness limited to the amount of Existing Other Notes (for the avoidance of doubt, PIK interest payments thereon shall not count against the limit) (which indebtedness shall be both (I) either (x) unsecured or (y) secured solely by liens on the Collateral on a pari passu or junior basis to the liens on the Collateral securing the New Secured Notes and (II) pari passu or junior in right of payment with respect to the New Secured Notes) and may be issued in the form of additional New Secured Notes, either as exchange consideration for, or the proceeds of which is used to repay, the Existing Other Notes; provided that such indebtedness is not issued above par and does not include cash pay interest, fees or other amounts, or any interest rate or fees, in each case, in excess of what is payable with respect to the New Secured Notes, (ii) the non-convertible and second lien nature of the New Secured Notes and (iii) such other changes as are consistent with the Documentation Principles.[2]

[2]

Basket for “Junior Indebtedness” shall be limited to indebtedness that (i) is incurred only after the conversion of the Series B Preferred Stock, (ii) is subordinated in right of payment to the New Secured Notes on terms set forth in the intercreditor agreement attached to the indenture governing the 2029 Notes (with necessary changes to reflect the subordination of the new Junior Indebtedness to the New Secured Notes),(iii) is junior in lien priority to the New Secured Notes or unsecured, (iv) matures no earlier than the date that is 91 days following the Maturity, (v) does not require cash payments of principal or interest prior to 91 days following the Maturity (vi) does not include a cross-default event of default provision with respect to the New Secured Notes (but for the avoidance of doubt, may include a cross-acceleration event of default provision with respect to the New Secured Notes), (vii) is not guaranteed by any obligors that are not obligors in respect of the New Secured Notes or secured by any assets that are not pledged as Collateral in respect of the New Secured Notes, (viii) is subject to an intercreditor agreement in substantially identical to the form intercreditor attached to the indenture governing the 2029 Notes (with necessary changes to reflect the subordination of the new Junior Indebtedness to the New Secured Notes) and (ix) is capped at $150,000,000 in the aggregate for all such Junior Indebtedness (for the avoidance of doubt, PIK interest payments shall not count against such cap).

Financial Covenant:	None.

Anti-Layering Covenant:	The definitive documentation shall contain an anti-layering covenant in form and substance acceptable to the Required Noteholders restricting the incurrence of any debt for borrowed money by the Issuer or any of its subsidiaries that is (i) secured by liens on assets that are both senior to the liens securing the obligations under the New Secured Notes and junior to the liens securing any other indebtedness for borrowed money of the Issuer and/or such subsidiary and/or (ii) both senior in right of payment to the obligations under the New Secured Notes and subordinated in right of payment to any other indebtedness for borrowed money of the Issuer and/or such subsidiary.

Documentation Principles:	The definitive documentation for the New Secured Notes (the “Notes Documentation”) will be based upon the documentation (“2029 Notes Documentation”) governing the 2029 Notes as in effect on the date hereof, including, without limitation, affirmative covenants and negative covenants, events of default and definitions related to any of the foregoing with such changes as the Company and Required Noteholders shall agree and will take into account this Term Sheet (including the absence of a financial covenant with respect to the New Secured Notes), the limitations placed upon “Junior Indebtedness” under the 2029 Notes Documentation, and further differences to reflect the non-convertible, second lien nature of the New Secured Notes. In addition, no covenants shall be more restrictive or onerous with respect to the Issuer and its subsidiaries than the covenants in the 2029 Notes (as in effect on the issuance Closing Date), in each case, as mutually determined by the Company and the Required Noteholders. Notwithstanding anything herein to the contrary, no foreign subsidiary of the Issuer shall be required to become a Subsidiary Guarantor or provide any collateral on the Closing Date, but instead, to the extent otherwise required hereby, shall be joined as a guarantor pursuant to a supplemental indenture, and shall enter into applicable non-U.S. security documents, within 75 days following the Closing Date (or such later date as may be agreed by the Required Noteholders in their reasonable discretion). The foregoing is referred to herein, collectively, as the “Documentation Principles”.

Intercreditor Agreement:	At the Closing, the Issuers, the Trustee and the trustee of the 2029 Notes will enter into a customary intercreditor agreement substantially in the form included in the 2029 Notes Documentation.

Issuance Characteristics:	CUSIP security held through DTC.

Ratings:	None.

Events of Default:	Substantially the same as the events of default in the 2029 Notes Indenture and customary events of default with respect to collateral and guarantees and covenants, subject to the Documentation Principles.

Representations and Warranties:	Limited to the representations and warranties set forth in the Exchange Agreement and customary representations and warranties in the collateral documents.

Series B Preferred Stock

Issuer:	LivePerson, Inc., a Delaware corporation (the “Issuer” or the “Company”).

Title of Securities:	Series B Fixed Rate Convertible Perpetual Preferred Stock (“Series B Preferred Stock”).

Number of Shares:	An aggregate 90,000 shares, which shall be reduced by an amount on a percentage basis represented by the number of Common Equity Shares issued at Closing divided by the sum of the number of Common Equity Shares issued at Closing and the Conversion Shares.

Maturity Date:	The Series B Preferred Stock will not have a stated maturity and will not be subject to mandatory redemption or any sinking fund, and will remain outstanding indefinitely unless earlier converted, repurchased or redeemed.

Stated Value:	$1,000 per share (subject to adjustment for (i) any splits, combinations, or similar adjustment and (ii) accrued unpaid dividends).

Dividend Rate:	Dividends on each share of Series B Preferred Stock shall accrue whether or not declared and whether or not the Issuer has assets legally available to make payment thereof, as further specified below, in an amount equal to (i) 15.0% per annum of the Stated Value, from and including the date of issuance of such share (each such dividend on the Series B Preferred Stock, a “Regular Dividend”), and (ii) on an as-converted basis, any dividend or other distribution authorized and declared on the issued and outstanding shares of common stock in an amount determined by assuming that the number of shares of common stock into which such share of such Series B Preferred Stock could be converted pursuant to the Conversion Ratio (as defined below) on the applicable date for such dividend or distribution on the common stock were issued to, and held by, the holder of such share of Series B Preferred Stock on such date (each such dividend on the Series B Preferred Stock, a “Participating Dividend”). Accrued and unpaid Regular Dividends for any dividend period shall be paid, at the Issuer’s option, in cash or in kind through the addition to the Stated Value.

Accrual:	Regular Dividends on the Series B Preferred Stock shall accrue on the basis of a 365-day year based on actual days elapsed. The amount of Regular Dividends payable with respect to any share of Series B Preferred Stock for any Regular Dividend payment period shall equal the sum of the daily Regular Dividend amounts accrued in accordance with the prior sentence with respect to such share from and including, the preceding Regular Dividend payment date (or the issuance date, with respect to the initial dividend) and to, but excluding, the next Regular Dividend payment date.

Dividend Payment Date:	Regular Dividends shall be payable on March 31, June 30, September 30, and December 31 of each year, commencing on December 31, 2025; provided that if any such payment date is not a business day, then the applicable Regular Dividend shall be payable on the Business Day immediately following such Regular Dividend payment date. Regular Dividends will be payable to holders of record at 5:00 p.m. ET on the 15th day of the calendar month in which the Regular Dividend payment date occurs. Participating Dividends shall be payable as and when paid to the holders of shares of common stock.

Automatic Conversion:	Each share of Series B Preferred Stock will automatically convert into a number of Conversion Shares at a ratio calculated as (i) the Aggregate Equity Amount less the Common Equity Shares to (ii) the total number of shares of Series B Preferred Stock (such ratio, the “Conversion Ratio”, subject to proportional adjustment for any splits, combinations, or similar adjustments with respect to the Issuer’s common stock) of the Issuer’s common stock within one (1) business day following the filing and effectiveness of the Charter Amendment with the Secretary of State of the State of Delaware. In the event that the Charter Amendment is not approved by the Issuer’s shareholders, the Series B Preferred Stock will remain outstanding. The Parties will agree on a mechanic to limit each Noteholder’s beneficial ownership of Common Stock following the automatic conversion to no more than 9.9% of the Issuer’s Common Stock; provided, the Parties agree that such mechanic will be designed to reduce, to the greatest extent possible, the incentive such Noteholder might otherwise have to continue to hold Series B Preferred Stock after the automatic conversion date.

Redemption:	The Company may elect to redeem the Series B Preferred Stock, in whole or in part, at any time at a price equal to 100% of the Stated Value, plus accrued but unpaid dividends; provided that the Company shall provide the Series B Preferred Stock holders with notice of redemption not less than 10 trading days and not more than 20 trading days prior to the redemption date.

Voting:	Each share of Series B Preferred Stock will be entitled to a number of votes equal to the number of Conversion Shares into which such share of Series B Preferred Stock is convertible, and will be entitled to vote on all matters submitted for voting to the common stockholders, including the Charter Amendment referenced above. The Company may not take any of the following actions without the consent of holders of a majority of outstanding shares of Series B Preferred Stock, voting together as a single class: (i) alteration or changing the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Certificate of Designations, (ii) amendment or repeal any provision of, or addition of any provision to, the Certificate of Incorporation or Bylaws, or filing of any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Stock; or (iii) declaration or payment any dividends on any junior securities, including any common stock, during any time that all accrued dividends on the Series B Preferred Stock have not been paid in full in cash.

Stockholders Meeting:	Each initial holder of shares of Series B Preferred Stock shall agree (and each transferee of shares of Series B Preferred Stock shall agree, for the benefit of the Company, as a condition to any transfer of such shares) that it will vote its Common Equity Shares and shares of Series B Preferred Stock in favor of the Charter Amendment and the Reverse Stock Split at the Stockholders Meeting. Such agreement shall be secured by the delivery of an irrevocable proxy for the benefit of the Company.

Liquidation Rights:

In the event of any Fundamental Transaction or voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Issuer (each, a “Liquidation Event”), holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any junior stock, and subject to the rights of the holders of any senior stock or parity stock issued in accordance with the Certificate of Designations governing the Series B Preferred Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series B Preferred Stock equal to the greater of:

a.   The sum of the Stated Value per share of Series B Preferred Stock plus, without duplication of any accrued and unpaid Regular Dividends previously added to the Stated Value of such share of Series B Preferred Stock, any accrued and unpaid Regular Dividends plus, any unpaid Participating Dividends, to, but excluding, the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; and

b.  The amount that such holder would have received had such holder, as of the commencement of such Liquidation Event, converted each share of Series B Preferred Stock held by such holder into Conversion Shares using the then-applicable Conversion Ratio (the greater of the applicable amounts referred to in clauses (i) or (ii) herein, the “Liquidation Preference”).

“Fundamental Transaction” means the occurrence of any of the following: (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of fifty percent (50%) or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than fifty percent (50%) of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).

Adjustment of Terms:

In the event that any share of Series B Preferred Stock is outstanding on the one-year anniversary of the Closing Date, the following rights shall automatically apply effective as of the day immediately following the first anniversary of the Closing Date and continuing until such time as the Series B Preferred Stock is converted, repurchased or redeemed:

(a)   The Dividend Rate applicable to Regular Dividends on the Series B Preferred Stock shall increase by 5.0% to 20.0%.

(b)   Upon the date of commencement of any voluntary or involuntary case under the United States Bankruptcy Code, Title 11 of the United States Code, the Liquidation Preference described in clause (a) of “Liquidation Rights” shall increase to 150% of the Stated Value per share of Series B Preferred Stock plus accrued and unpaid Regular Dividends to, but excluding, the date of a liquidating distribution.

Tax Treatment:	The parties to this Term Sheet intend that the Series B Preferred Stock be treated as stock that is not “preferred stock” for purposes of Section 305 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

Other

Structuring:	The parties will consider structuring the transactions described in this Term Sheet in a manner that preserves and maximizes tax efficiencies.

Governance Rights:	The Noteholders will be entitled to nominate one (1) Class III director, which director may be affiliated with a Noteholder, and the Issuer shall use commercially reasonable efforts to appoint such individual to the Board prior to the Closing Date, subject to the Issuer’s standard nominating and governance processes. In addition, the Noteholders shall provide the Board with a pool of three (3) candidates for a Board position as a Class II director, with such candidates to be identified to the Board prior to the Closing Date. The Board shall select one of such candidates and appoint such individual to the Board of Directors of the Issuer (the “Board”) as a Class II director on or after the Closing Date, subject to the Issuer’s standard nominating and governance processes. In the event that the foregoing candidate pool has not been provided prior to Closing, the Noteholders may identify prior to Closing a delegate to work with the Board to identify and nominate a new Class II director following the Closing Date, and the Issuer shall use commercially reasonable efforts to promptly appoint such individual to the Board, subject to the Issuer’s standard nominating and governance processes. In the event that a delegate is selected, such delegate shall work with the Board independently and shall not discuss matters related to the nomination process with the other Noteholders. Both directors will be individuals having the skills and qualifications generally expected of a public board member, and meeting the NASDAQ standards for an “independent director.” Once appointed by the Board, the new directors may not be removed or replaced by the Noteholders.

Registration Rights:	Within five calendar days after the Closing Date, the Issuer shall prepare and file a registration statement covering the resale of (i) the Common Equity Shares and (ii) Conversion Shares (together, the “Registrable Securities”), and shall use commercially reasonable efforts to have the registration statement declared effective by the SEC as promptly as practicable, but no later than the fifth (5th) business day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review, subject to customary permitted delays. On the Closing Date, the Company will enter into a Registration Rights Agreement that will contain customary (i) obligations to keep the registration statement effective (subject to customary permitted suspensions), including obligations for the filing of amendments and amendments or supplements to the prospectus included therein as may be necessary to comply with the provisions of the Securities Act with respect to the sale or disposition of the Registrable Securities, (ii) expense allocations, (iii) indemnities and (iv) provisions with respect to assignments and waivers. The obligations of the Issuer under the Registration Rights Agreement will cease with respect to any Registrable Security upon the earliest to occur of: (a) a sale or other disposition of such Registrable Security pursuant to the registration statement or Rule 144 promulgated under the Securities Act of 1933, as amended; (b) such Registrable Security becoming eligible for resale under Rule 144 without condition or restriction, including the current public information requirement thereunder, or (c) two (2) years after the date of issuance of the Conversion Shares.

Fees and Expenses:	The Issuer will cover all of the Noteholders’ reasonable and documented out-of-pocket legal fees (including the fees of Gibson, Dunn & Crutcher LLP as counsel to the Noteholders) and expenses related to making, monitoring, and enforcing their investment.

Confidentiality; Use of Name:	The Issuer agrees that the existence of the Term Sheet, the ongoing discussion or negotiations contemplated by this Term Sheet and/or the name of the Noteholders shall not, without prior written consent of the Noteholders, be disclosed by the Issuer or its affiliates to any person or entity, it being understood that the Issuer will disclose the executed Exchange Agreement (including the final Term Sheet) on Form 8-K to be filed with the SEC following the execution thereof, and the Noteholders may be named in the resale registration statement pursuant to applicable securities laws.

Format:	Section 4(a)(2) under the Securities Act.

Transfer Restrictions:	New Secured Notes and Series B Preferred Stock may only be initially issued to the Noteholders. Thereafter, New Secured Notes and Series B Preferred Stock may be transferred pursuant to one or more exemptions from registration under the Securities Act, and subject to Stockholders Meeting above.

Governing Law and Forum:	New York (except for matters subject to the Delaware General Corporation Law).

Exhibit B

Form of Exchanging Noteholder Instructions

Legal Name of Exchanging Noteholder:

Aggregate principal amount of Existing Notes to be exchanged (must be a multiple of $1,000):	$

Exchanging Noteholder’s Address:

Telephone:

Email:

Country (and, if applicable, State) of Residence:

Taxpayer Identification Number:

Wire Instructions:	[Insert Wire Instructions or attach to this Exhibit B]

Account for Existing Notes	Account for New Secured Notes
DTC Participant Number:	DTC Participant Number:

DTC Participant Name:	DTC Participant Name:

DTC Participant Phone Number:	DTC Participant Phone Number:

DTC Participant Contact Email:	DTC Participant Contact Email:

Account # at DTC Participant:

Exhibit C

Form of Amendment to the Fourth Amended and Restated Certificate of Incorporation of the Company

(See attached)

CERTIFICATE OF AMENDMENT NO.  TO

THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF LIVEPERSON, INC.

This Certificate of Amendment (this “Certificate”) is being executed as of [  ], 2025, for the purpose of amending the Fourth Amended and Restated Certificate of Incorporation of LivePerson, Inc., pursuant to Section 242 of the Delaware General Corporation Law.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1.	Name. The name of the corporation is LivePerson, Inc. (the “Corporation”).

2.

Fourth Amended and Restated Certificate of Incorporation. The Fourth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 12, 2000, as amended (the “Fourth A&R Certificate of Incorporation”).

3.	Amendment. The first paragraph of the fourth article of the Fourth A&R Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“A. CLASSES OF STOCK. The total number of shares of stock which the Corporation shall have authority to issue is    million (     ), consisting of five million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and    million (    ) shares of Common Stock, par value $0.001 per share (the “Common Stock”). The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.”

4.	Effective Date. This Certificate shall be effective as of the filing of this Certificate with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of as of the day and year first above written.

LIVEPERSON, INC.

By:
Name: [ ]
Title: [ ]

Exhibit D

Form of Transferee Joinder

(See attached)

FORM OF TRANSFEREE JOINDER

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Exchange Agreement (the “Agreement”), dated as of August 11, 2025, entered into by and among LivePerson, Inc. (the “Company”), [Transferor’s Name] (“Transferor”), and other holders of the Company’s’ 0% Convertible Senior Notes due 2026 (the “Existing Notes”), and, with respect to the Existing Notes acquired from the Transferor, agrees to be bound to the terms and conditions thereof to the extent that Transferor was thereby bound, without modification, and shall be deemed a “Noteholder” under the terms of the Agreement. All Existing Notes held by the Transferee (now or hereafter) shall be subject in all respects to the Agreement.

Date Executed: ___________, 2025

[Transferee’s Name]

By:

By:
Name:
Title:

Aggregate Principal Amount of Existing Notes acquired:

$

Address for notices:

Attention:

Email: